Exhibit 10.6.2

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of April 1, 2014 (the “Effective Date”), by and between Impax Laboratories, Inc., a Delaware corporation (the “Company”), and Jeffrey Nornhold (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement between the Company and Executive, dated as of November 28, 2011 (the “Agreement”), which sets forth the terms of the Executive’s employment with the Company;

WHEREAS, the Company and the Executive desire to amend the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows, effective as of the Effective Date.

1.             The second sentence of Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“The Agreement will automatically be renewed for single one-year periods unless written notice of non-renewal (a “Non-Renewal Notice”) is provided by either party at least ninety (90) days prior to the end of the Initial Term or the successive one-year period then in effect or unless earlier terminated as provided in the Agreement.”

2.             The first sentence of Section 1.2.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“During the period commencing April 1, 2014 and ending on the last day of the Term (the “Promotion Term”), the Executive shall have the title of Senior Vice President, Technical Operations for the Company and shall have general responsibility for all manufacturing plant operations (including global internal operations and external contract manufacturing organizations and internal and external packaging and distributions facilities), facilities engineering, maintenance, safety, security, and technical support, for ensuring that the products manufactured by the Company are of the highest quality and ensuring the Company is in compliance at all times with good manufacturing practices, company requirements, and all applicable federal and state regulatory requirements, and such other authorities, duties and responsibilities as may from time to time be delegated to him by the Chief Executive Officer of the Company.”

3.             Section 2.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“During the Promotion Term, the Executive shall be entitled to receive an annualized base salary of $440,926.84 (paid biweekly at $16,958.72, less standard deductions and withholdings), subject to increase or decrease, as determined by the Board or its Compensation Committee from time to time in its discretion, payable in accordance with the payroll practices of the Company (the “Base Salary”).”

4.             The following is hereby added to the end of Section 2.3 of the Agreement:

“Without limiting the foregoing, in May 2014, the Executive shall receive a grant of stock options and/or restricted stock when equity award grants are made to other executives of the Company on similar terms and conditions and in similar amounts to similarly situated executives, as may be adjusted by the Compensation Committee, in its sole discretion, to reflect the equity grant received by the Executive in October 2013.”

5.             The word “or” at the end of Section 5.1.3(vii) of the Agreement is hereby deleted.

6.             The following sentence is hereby inserted as Section 5.1.3(viii) of the Agreement and the remaining subsection of Section 5.1.3 of the Agreement is hereby renumbered accordingly:

“(viii)      the delivery to Executive by the Company of a Non-Renewal Notice; or”

7.             Section 5.4.2(i) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(i)     Subject to Section 9.9.2, an amount equal to the sum of (x) the balance of the Base Salary due under the Agreement or one and one half (1.5) times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), whichever is the greater, plus (y) an amount equal to one and one half (1.5) times the average of the Incentive Bonus the Executive received from the Company for all fiscal years completed during the Term, with the aggregate amount due paid in equal installments on the Company’s normal payroll dates for a period of twelve (12) months from the Date of Termination in accordance with the normal payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Code Section 409A (as defined below).”

8.             Section 5.4.3(i) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(i)     subject to Section 9.9.2, an amount equal to the sum of (x) the balance of the Base Salary due under the Agreement or two and one quarter (2.25) times the Base Salary as then in effect (without taking into account any reduction therein that constitutes a basis for Good Reason), whichever is the greater, plus (y) an amount equal to two and one quarter (2.25) times the average of the Incentive Bonus the Executive received from the Company for all fiscal years completed during the Term, with the aggregate amount due paid in equal installments on the Company’s normal payroll dates for a period of twelve (12) months from the Date of Termination in accordance with the normal payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Code Section 409A (as defined below).”

9.             Counterparts.  This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

10.           Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. The Agreement, as hereby amended, and any attachments thereto, constitute the entire agreement between the parties with respect to their subject matter and supersede all prior agreements, arrangements, dealings or writings between the parties, and from and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been duly executed by or on behalf of the parties hereto as of the Effective Date.

EXECUTIVE	IMPAX LABORATORIES, INC.

/s/ Jeffrey D. Nornhold	By:	/s/ Robert L. Burr
Name: Jeffrey D. Nornhold		Name: Robert L. Burr
Title: Chairman of the Board of Directors